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FORM 5                                                     OMB APPROVAL
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                                                    OMB Number:       3235-0362
                                                    Expires: April 30, 1997
                                                    Estimated average burden
                                                    hours per response......1.0
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                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

/ / Check box if no         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    longer subject to
    Section 16. Form         Filed pursuant to Section 16(a) of the Securities
    4 or Form 5                              Exchange Act of 1934,
    obligations may                  Section 17(a) of the Public Utility
    continue. See            Holding Company Act of 1935 or Section 30(f) of
    Instruction 1(b)                    the Investment Company Act
/ / Form 3 Holdings                                of 1940
    Reported
/ / Form 4
    Transactions
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Fernandez     Claude                          Carey Diversified LLC "CDC"                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
    1615 72nd Street                              Person (Voluntary)          12/31/98          ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                                                 5. If Amendment,            Executive Vice President,
                                                                             Date of Original           Financial Operations
   North Bergen,     NJ             07047                                    (Month/Year)              ------------------------
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  (City)           (State)           (Zip)
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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                              (I)        ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                             4)
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Listed Shares                                                                             8018(2)                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
                                                                                                                      SEC 2270(3/91)
                                                                                   (Print or Type Responses)


 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares

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Options
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

(1) On May 7, 1998, the reporting person filed a Form 4 reporting the acquisition of 6,500 shares that were to have been paid as a bonus. This bonus was never paid.

(2) This number also includes 61 shares acquired in July and October, 1998 through Carey Diversified LLC's dividend reinvestment plan.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Claude Fernandez            2/1/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            Sec 2270 (3/91)
